UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 16, 2006

CENTERSTAGING CORP.
(Exact Name Of Registrant Specified In Charter)

Delaware	021-80703	45-0476087
(State Of Incorporation)	(COMMISSION FILE NUMBER)	(IRS Employer Identification No.)

3407 Winona Avenue, Burbank, CA 91504
(Address Of Principal Executive Offices) (Zip Code)

(818) 559-4333
(Registrant’s Telephone Number, Including Area Code)

_________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On February 16, 2006, the Board of Directors of CenterStaging Corp.’s subsidiary CenterStaging Musical Productions, Inc. (“CMPI”) appointed Tommy Nast to serve as CMPI’s Executive Vice President, Business Development. Mr. Nast served as Executive Vice President of Business Development for AEG Live between February 2003 and December 2005. Before joining AEG Live, Mr. Nast worked for over twenty years for the Network Magazine Group.

Pursuant to the employment agreement between CMPI and Mr. Nast, Mr. Nast will receive a base salary of $250,000 through December 31, 2006, and the base salary will increase by not less than 10% for each subsequent year of employment. Additionally, Mr. Nast is entitled to an annual bonus of at least $50,000. Mr. Nast also received an option to purchase 200,000 shares of the common stock of CenterStaging Corp. at an exercise price of $1.80 per share.

If Mr. Nast’s employment is terminated by CMPI without cause, he will be entitled to receive salary, bonus and other benefits until the earlier to occur of: (a) his death, and (b) the later of one year from the date of termination of employment or December 31, 2008. If the there is a change of control of the Company and Mr. Nast does not elect to continue his employment, he will be entitled to a lump sum payment equal to the greater of (a) his base salary at the rate in effect as of the date of change of control plus $50,000; and (b) the amount of salary and minimum annual bonuses that he would have received from the date of the change of control to December 31, 2008. He will also receive the health and insurance benefits that were available to him under his employment agreement until one year following the change of control or December 31, 2008, whichever is later.

On February 17, 2006, CMPI issued a press release announcing the appointment of Mr. Nast. A copy of the CMPI’s press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibits

99.1	Press Release, dated February 17, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTAGING CORP.

Date: February 16, 2006	By:	/s/ Roger Paglia
Name: Roger Paglia
Title: Chief Executive Officer